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                                                                  EXHIBIT 23.6

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the inclusion of our report dated January 24, 1997, on the financial statements of Kansas Combined Cellular in this Form 10-K and to the incorporation of our report included in this Form 10-K, in the Registration Statement on Form S-3 (No. 33-62787), Registration Statement on Form S-4 (No. 333-03107) and Registration Statements on Form S-8 (Nos. 33-57083, 33-57077, 33-57081, 33-64553, 333-10389, 333-17891,
and 333-36339), of AirTouch Communications, Inc. It should be noted that we have not audited any financial statements of Kansas Combined Cellular subsequent to December 31, 1996, nor performed any procedures subsequent to the date of our report.



/s/ Arthur Andersen LLP

Kansas City, Missouri,
March 19, 1998